INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Ameriking, Inc. (formerly NRE Holdings, Inc.) on Form S-1 of our reports dated October 10, 1995, March 12, 1996 and May 8, 1996, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Selected Consolidated Financial Information" and "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP

    DELOITTE & TOUCHE LLP


November 25, 1996
Chicago, Illinois